Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Prospectuses constituting part of GenCorp Inc.’s Registration Statements No. 33-28056 and 333-91783 on Forms S-8 and Post Effective Amendment No. 1 to Registration Statement No. 2-98730, pertaining to the GenCorp Retirement Savings Plan of our report dated April 21, 2004, with respect to the financial statements and schedule of the GenCorp Retirement Savings Plan included in this Annual Report (Form 11-K) for the period from November 1, 2003 through December 31, 2003 and the year ended October 31, 2003.

/s/ Ernst & Young LLP
Sacramento, California
April 27, 2004